                                                                    EXHIBIT 99.1


FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President-Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
WEDNESDAY, SEPTEMBER 15, 2004


                CLARCOR REPORTS RECORD THIRD QUARTER 2004 RESULTS


                        SALES UP 8%, NET EARNINGS UP 11%


UNAUDITED FISCAL THIRD QUARTER AND NINE MONTHS 2004 HIGHLIGHTS (Amounts in thousands, except per share data and percentages)

--------------------------------------------- ------------------------ ----------- ------------------------ ------------
                                                   QUARTER ENDED        % CHANGE      NINE MONTHS ENDED      % CHANGE
                                                  8/28/04 8/30/03                      8/28/04 8/30/03
--------------------------------------------- ------------------------ ----------- ------------------------ ------------
Net Sales                                       $206,209     $190,647         8.2     $580,193    $547,916          5.9
Operating Profit                                 $25,500      $22,655        12.6      $67,106     $58,680         14.4
Net Earnings                                     $15,875      $14,304        11.0      $42,450     $36,947         14.9
Diluted Earnings Per Share                         $0.61        $0.56         8.9        $1.65       $1.46         13.0
------------------------------------------------------------------------------------------------------------------------

THIRD QUARTER AND NINE MONTHS 2004 OPERATING REVIEW
     FRANKLIN, TN, SEPTEMBER 15, 2004--CLARCOR INC. (NYSE: CLC) reported today that third quarter 2004 sales increased by 8%, and net earnings and diluted earnings per share increased by 11% and 9%, respectively, compared to the same quarter in 2003. Third quarter operating profit increased by 13%, and operating margins improved to 12.4% in 2004 from 11.9% in 2003.

For the nine-month 2004 period, sales increased by 6%, and net earnings and diluted earnings per share increased by 15% and 13%, respectively, compared to 2003. Nine-month operating profit increased by 14%, and operating margins improved to 11.6% in 2004 from 10.7% in 2003.

Third quarter 2004 results were impacted by several factors:
    o A $0.04 per share cost to relocate the Company's headquarters to Franklin, Tennessee.
    o Costs of $0.01 per share incurred to comply with the provisions of Sarbanes-Oxley Section 404.
    o   A $0.01 per share cost to sell a distribution operation in Mexico.

Norm Johnson, CLARCOR's Chairman and Chief Executive Officer, said, "Our third quarter was another record for CLARCOR with growth in sales and operating profit in all three of our business segments. Operating margins improved in both our Industrial/Environmental segment and in our Packaging segment by over one percentage point each. We are pleased that we once again had a strong quarter despite costs incurred in our recent headquarters relocation, Sarbanes-Oxley 404 compliance and the sale of a Mexican distribution operation that impacted earnings per share this quarter by $0.06.

 "Our Engine/Mobile Filtration segment sales grew by over 13% this quarter, driven by increased product demand from independent aftermarket distribution and a growing presence in the OEM dealer channel. Both OEM and aftermarket sales of locomotive filtration products continue to be strong, as they have been throughout the year. Segment operating margins declined slightly, but would have been approximately the same as last year's third quarter excluding Sarbanes-Oxley 404 compliance costs. Internationally, sales of our overseas operations were strong in both U.S. and local currencies, with particularly solid growth in China, South Africa, Mexico and continental Europe.

"Our Industrial/Environmental Filtration segment sales this quarter increased by 4% over the third quarter last year, but as has been the case throughout 2004, sales were very uneven across different markets. Sales were very strong to the oil drilling, aviation and aerospace industries. HVAC filter sales were weaker than we had expected, partially due to cooler than normal weather this summer. Dust collection cartridge sales also improved after a slow first half of the year and we expect to see a pickup in dust collection system sales later this year and in 2005, driven by our completely revamped product line. Sales of specialty filters and filtration systems were also strong this quarter, particularly small sewage filtration systems and filters used in industrial process applications. We continue to make progress towards achieving our objective of a 10% operating margin in this segment and several of our operations already exceed this goal.

"Packaging segment sales rose by 9%, driven by metal product sales which offset a decline in sales of plastic products. Improving manufacturing efficiencies led to an increase in operating profit compared to last year's third quarter. For the remainder of the year, we expect that sales and operating profit will exceed last year's fourth quarter.

"We are working on numerous growth programs, probably more now than at any time during my tenure at CLARCOR. These programs range from the development of new filter medias for our traditional products, to new filter designs for markets where we have not previously had a presence. We have more filters under development in both our filtration segments than ever before. We are also expanding our technical capabilities, including building a new aviation fuel test center in Greensboro, North Carolina, and designing a new HVAC filter research and product development center, which we believe will be the largest and most sophisticated in the industry. Elsewhere, we are expanding several of our technical facilities to support further development of our process liquid filter products.

"Our biggest immediate challenge is the cost and availability of certain raw materials. Like many industrial companies we are facing increased steel costs, but we also see increasing costs for other commodities. Similarly, costs for energy and health care also continue to rise. To offset these, we have and will continue to raise prices where possible, but also expect to improve productivity through increased training, automation and facilities integration.

"Fluctuations in currencies did not have a material impact this quarter on either sales or profitability. Our effective tax rate this quarter was 36.7% and we expect a 36.5% rate in the fourth quarter. Capital expenditures increased in the third quarter compared to capital spending earlier this year. For 2004, capital expenditures should be in the $23 million to $26 million range.

"Cash flow from operations continues to be solid at over $44 million for the year-to date. With relatively little debt and cash balances of over $26 million, we have the ability to fund all of our growth programs, continue to pay a dividend and explore acquisition opportunities. It has been our policy over the years to maintain a strong and liquid balance sheet and we expect that this will continue.

"In our previous guidance, we estimated that 2004 earnings per share would be in the range of $2.30 to $2.40, excluding relocation costs estimated at $0.07 per share. We now expect 2004 diluted earnings per share to be $2.36 to $2.41, again excluding relocation costs, which we now estimate will be $0.05 per share. We do not believe that relocation costs going forward will be significant. Including all relocation costs, our full year 2004 earnings per share estimate is in the range of $2.31 to $2.36, and $0.66 to $0.71 for the fourth quarter. Sarbanes-Oxley implementation costs will continue, but these costs are included in our estimate for the year.

"We previously announced the acquisition of United EFP, which we expect we will complete later today. We do not expect that this acquisition will have a material impact on fourth quarter 2004 results."

CLARCOR will be holding a conference call to discuss third quarter results at 10:00 am CDT on September 15, 2004. Interested parties can listen to the conference call through the Internet at www.clarcor.com or www.companyboardroom.com. A replay will be available on these websites and also at 877-519-4471 or 973-341-3080 by providing confirmation code 5131895. The replay will be available through September 22nd by telephone and for 30 days on the Internet.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.

The statements in this release concerning the Company's sales, earnings, business performance and prospects are forward-looking statements that involve significant risks and uncertainties, including the effect of changes in product demand, availability of labor, price and product competition, raw material costs, energy prices, productivity improvement and plant consolidation programs, distribution channels, acquisitions and divestitures, general economic conditions in both domestic and foreign markets, interest rates, currency fluctuations, the success of our Total Filtration Program, the success of sales and marketing programs, the cost of the relocation of the Company's corporate offices, the cost of compliance with recently enacted regulatory requirements and other factors discussed in filings made with the Securities and Exchange Commission.


                                  TABLES FOLLOW

                                    - MORE -

CLARCOR 2004 THIRD QUARTER RESULTS cont'd


CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share data)




For periods ended August 28, 2004 and August 30, 2003              Third Quarter                     Nine Months
                                                          ----------------------------    ----------------------------
                                                                2004            2003            2004            2003
----------------------------------------------------------------------------------------------------------------------
Net sales .............................................   $    206,209    $    190,647    $    580,193    $    547,916
Cost of sales .........................................        142,975         134,493         404,376         386,814
                                                          ------------    ------------    ------------    ------------
   Gross profit .......................................         63,234          56,154         175,817         161,102
Selling and administrative expenses ...................         37,734          33,499         108,711         102,422
                                                          ------------    ------------    ------------    ------------
   Operating  profit ..................................         25,500          22,655          67,106          58,680
Other income (expense) ................................            278             (71)             90            (400)
                                                          ------------    ------------    ------------    ------------
   Earnings before income taxes and minority earnings .         25,222          22,584          67,196          58,280
Income taxes ..........................................          9,257           8,239          24,527          21,254
                                                          ------------    ------------    ------------    ------------
   Earnings before minority earnings ..................         15,965          14,345          42,669          37,026
Minority interests in earnings of subsidiaries ........            (90)            (41)           (219)            (79)
                                                          ------------    ------------    ------------    ------------
Net earnings ..........................................         15,875    $     14,304    $     42,450    $     36,947
                                                          ============    ============    ============    ============

Net earnings per common share:

   Basic ..............................................   $       0.62    $       0.57    $       1.67    $       1.48
                                                          ============    ============    ============    ============
   Diluted ............................................   $       0.61    $       0.56    $       1.65    $       1.46
                                                          ============    ============    ============    ============
 Average shares outstanding:

   Basic ..............................................     25,544,988      25,174,259      25,454,180      25,046,912
   Diluted ............................................     25,869,507      25,534,741      25,780,426      25,280,719




CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)




                                                     August 28,     November 29,
                                                        2004           2003
--------------------------------------------------------------------------------
ASSETS
Current assets:

   Cash and cash investments ......................   $ 26,281          $  8,348
   Accounts receivable, net .......................    136,267           127,546
   Inventories ....................................    109,688            99,673
   Other ..........................................     20,357            21,835
                                                      --------          --------
            Total current assets ..................    292,593           257,402

Plant assets, net .................................    129,987           129,572
Acquired intangibles, net .........................    125,589           122,351

Pension assets ....................................     21,022            20,153
Other assets ......................................      7,906             8,759
                                                      --------          --------
                                                      $577,097          $538,237
                                                      ========          ========
LIABILITIES
Current liabilities:
   Current portion of long-term debt...............   $    542          $    674
   Accounts payable and accrued liabilities .......    105,149           102,322


   Income  taxes ..................................      4,460             8,377
                                                      --------          --------





SUMMARY CASH FLOWS
(Dollars in thousands)

                                                Nine Months
                                          ----------------------
                                             2004         2003
----------------------------------------------------------------
FROM OPERATING ACTIVITIES
Net earnings ..........................   $  42,450    $  36,947
Depreciation ..........................      13,822       14,554
Amortization ..........................         595          681
Changes in assets and liabilities......     (11,703)       1,306
Other, net ............................        (489)          82
                                          ---------    ---------
  Total provided (used) by
      operating activities ............      44,675       53,570
                                          ---------    ---------
FROM INVESTING ACTIVITIES
Plant asset additions .................     (15,089)      (8,877)
Business acquisition ..................      (4,871)       1,969
Other, net ............................       1,969           (3)
                                          ---------    ---------
  Total provided (used) by
      investing activities ............     (17,991)      (8,880)
                                          ---------    ---------
FROM FINANCING ACTIVITIES
Proceeds from line of credit ..........       1,500      108,565
Payments on line of credit ............      (1,500)    (148,444)
Payments on long-term debt ............        (292)      (5,310)


CLARCOR 2004 THIRD QUARTER RESULTS cont'd.

QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

                                                                    2004
                                 ---------------------------------------------------------------------------
                                  QUARTER          QUARTER                           QUARTER
                                   ENDED            ENDED             SIX             ENDED           NINE
                                 FEBRUARY 28       MAY 29            MONTHS         AUGUST 28        MONTHS
                                 -----------      ---------        ---------        ---------      ---------
NET SALES BY SEGMENT:
  Engine/Mobile Filtration ...    $  70,800       $  82,992        $ 153,792        $  83,771      $ 237,563
  Industrial/Environmental
    Filtration ...............       88,962          98,249          187,211          102,646        289,857
  Packaging ..................       15,510          17,471           32,981           19,792         52,773
                                  ---------       ---------        ---------        ---------      ---------
                                  $ 175,272       $ 198,712        $ 373,984        $ 206,209      $ 580,193
                                  =========       =========        =========        =========      =========

OPERATING PROFIT BY SEGMENT:
  Engine/Mobile Filtration ...    $  14,425       $  16,989        $  31,414        $  16,892      $  48,306
  Industrial/Environmental
    Filtration ...............        3,252           6,076            9,328            8,457         17,785
  Packaging ..................          136           1,153            1,289            1,665          2,954
  Relocation Costs ...........           --            (425)            (425)          (1,514)        (1,939)
                                  ---------       ---------        ---------        ---------      ---------
                                  $  17,813       $  23,793        $  41,606        $  25,500      $  67,106
                                  =========       =========        =========        =========      =========

OPERATING MARGIN BY SEGMENT:
  Engine/Mobile Filtration ...         20.4%           20.5%            20.4%            20.2%          20.3%
  Industrial/Environmental
    Filtration ...............          3.7%            6.2%             5.0%             8.2%           6.1%
  Packaging ..................          0.9%            6.6%             3.9%             8.4%           5.6%
                                  ---------       ---------        ---------        ---------      ---------
                                       10.2%           12.0%            11.1%            12.4%          11.6%
                                  =========       =========        =========        =========      =========

                                                                    2003
                                   ------------------------------------------------------------------------
                                   QUARTER          QUARTER                          QUARTER
                                    ENDED            ENDED            SIX             ENDED           NINE
                                   MARCH 1          MAY 31           MONTHS         AUGUST 30        MONTHS
                                   -------          ------           ------         ---------        ------
NET SALES BY SEGMENT:
  Engine/Mobile Filtration ...    $  66,776       $  73,066        $ 139,842        $  73,815      $ 213,657
  Industrial/Environmental
    Filtration ...............       90,369          95,852          186,221           98,683        284,904
  Packaging ..................       14,349          16,857           31,206           18,149         49,355
                                  ---------       ---------        ---------        ---------      ---------
                                  $ 171,494       $ 185,775        $ 357,269        $ 190,647      $ 547,916
                                  =========       =========        =========        =========      =========

OPERATING PROFIT BY SEGMENT:
  Engine/Mobile Filtration ...    $  12,686       $  14,253        $  26,939        $  15,137      $  42,076
  Industrial/Environmental
    Filtration ...............        2,373           5,417            7,790            6,218         14,008
  Packaging ..................          428             868            1,296            1,300          2,596
                                  ---------       ---------        ---------        ---------      ---------
                                  $  15,487       $  20,538        $  36,025        $  22,655      $  58,680
                                  =========       =========        =========        =========      =========

OPERATING MARGIN BY SEGMENT:
  Engine/Mobile Filtration ...         19.0%           19.5%            19.3%            20.5%          19.7%
  Industrial/Environmental
    Filtration ...............          2.6%            5.7%             4.2%             6.3%           4.9%
  Packaging ..................          3.0%            5.1%             4.2%             7.2%           5.3%
                                  ---------       ---------        ---------        ---------      ---------
                                        9.0%           11.1%            10.1%            11.9%          10.7%
                                  =========       =========        =========        =========      =========


Note: Operating profit by segment for the quarter and six-months ended May 29, 2004, was restated to show relocation costs as a separate line item in this table.